Exhibit 99.1

Company Contact:

Matthew C. Moellering

Chief Administrative Officer & Chief Financial Officer

(614) 474-4400

Media Contact:

Amy Hughes

Corporate Communications & Events

(614) 302-4651

Investor Contacts:

ICR, Inc.

Allison Malkin / Joseph Teklits / Jean Fontana

(203) 682-8200 / (646) 277-1220

EXPRESS, INC. REPORTS STRONG SECOND QUARTER RESULTS;

EPS EXCEEDS COMPANY GUIDANCE

•	Second quarter comparable store sales increase 6%

•	Second quarter gross margin expands 440 basis points to 31.9%

•	Maintains 2010 guidance

Columbus, Ohio – September 1, 2010 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 577 stores, today announced its second quarter financial results for the thirteen and twenty-six week periods ended July 31, 2010, which compares to the same periods ended August 1, 2009.

Michael Weiss, Express, Inc.’s President and Chief Executive Officer commented: “We are pleased to report better-than-expected second quarter results, reflecting our continued fashion leadership and fueling a 6% increase in comparable store sales, a 190 basis point expansion in merchandise margin, and a 60% rise in e-commerce sales during the period. The on-going benefit of our go-to-market strategy along with outstanding execution of our key growth strategies is resulting in increased sales productivity and profitability for our Company, and therefore we are confirming our guidance for the full year.”

Second Quarter Operating Results:

•	Net sales increased 9% to $407.3 million from $373.8 million in the second quarter of 2009, and comparable store sales increased 6%;

•	Gross margin increased approximately 440 bps to 31.9% compared to 27.5% in the second quarter of 2009;

•

General, administrative, and store operating (GA&O) expenses totaled $110.9 million, or 27.2% of net sales, and included $0.9 million of transaction costs associated with the initial public offering completed on May 18, 2010. This compares to GA&O expenses of $94.7 million, or 25.3% of net sales, in the second quarter of 2009;

•

Other operating expense, net was $14.0 million, or 3.4% of net sales, and included a $13.3 million one-time termination fee paid to Golden Gate Capital and Limited Brands related to the advisory arrangements with them in connection with the initial public offering. This compares to other operating expense, net of $1.8 million, or 0.5% of net sales, in the second quarter of 2009;

•	Operating income was $5.1 million compared to $6.3 million in the second quarter of 2009;

•

Interest expense totaled $23.3 million and included $13.6 million of one-time costs associated with the loss on extinguishment of debt related to the prepayment of debt using proceeds from our initial public offering. This compares to interest expense of $13.2 million in the second quarter of 2009;

•

Net income was $22.1 million, or $0.25 per diluted share on 88.7 million weighted average shares outstanding, and included the following one-time costs after tax: (i) $0.5 million, or $0.01 per diluted share, of transaction costs related to the initial public offering; (ii) $8.0 million, or $0.09 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) $8.2 million, or $0.09 per diluted share, of interest expense associated with the loss on extinguishment of debt. These costs were entirely offset by a one-time tax benefit of $31.8 million, or $0.36 per diluted share, recognized in connection with the Company’s conversion to a corporation. This compares to a net loss of $6.8 million, or ($0.09) per diluted share on 74.4 million weighted average shares outstanding, in the second quarter of 2009; and

•

Net income, adjusted for one-time items noted above related to the initial public offering (see Schedule 4 for discussion of non-GAAP measures), was $7.1 million, or $0.08 per diluted share, for the second quarter of 2010.

Twenty-Six Week Operating Results:

•	Net sales increased 11% to $833.7 million from $748.2 million in the prior year period, and year-to-date comparable store sales increased 9%;

•	Gross margin increased approximately 570 bps to 34.4% compared to 28.7% in the prior year period;

•

General, administrative, and store operating (GA&O) expenses totaled $213.8 million, or 25.6% of net sales, and included $2.7 million in costs related to the Senior Notes offering completed on March 5, 2010 and the initial public offering. This compares to GA&O expenses of $184.2 million, or 24.6% of net sales, in the prior year period;

•

Other operating expense, net was $17.0 million, or 2.0% of net sales, and included a $13.3 million one-time termination fee paid to Golden Gate Capital and Limited Brands related to the advisory arrangements with them in connection with the initial public offering. This compares to other operating expense, net of $3.4 million, or 0.5% of net sales, in the prior year period;

•	Operating income more than doubled to $56.3 million, or 6.8% of net sales, compared to $27.2 million, or 3.6% of net sales, in the prior year period;

•

Interest expense was $44.1 million and included $20.8 million of one-time costs associated with the loss on extinguishment of debt related to the prepayment of debt in connection with the Senior Notes offering and initial public offering, compared to interest expense of $26.8 million in the prior year period;

•

Net income was $52.7 million, or $0.63 per diluted share on 83.4 million weighted average shares outstanding, and included the following one-time costs after tax: (i) $2.3 million, or $0.03 per diluted share, of costs related to the Senior Notes offering and initial public offering; (ii) $8.0 million, or $0.10 per diluted share, of fees paid to Golden Gate Capital and Limited Brands related to the termination of advisory arrangements with them in connection with the initial public offering; and (iii) $15.3 million, or $0.18 per diluted share, of interest expense associated with the loss on extinguishment of debt. These costs were entirely offset by a one-time tax benefit of $31.8 million, or $0.38 per diluted share, recognized in connection with the Company’s conversion to a corporation. This compares to net income of $0.8 million, or $0.01 per diluted share on 74.2 million weighted average shares outstanding, in the prior year period; and

•

Net income, adjusted for one-time items noted above related to the Senior Notes offering and the initial public offering (see Schedule 4 for discussion of non-GAAP measures), was $46.5 million, or $0.56 per diluted share.

Second Quarter Balance Sheet Highlights:

•	Cash and cash equivalents totaled $86.9 million compared to $124.0 million at the end of the second quarter of 2009;

•

Inventories were $184.3 million compared to $166.5 million at the end of the second quarter of 2009. Inventory per square foot, excluding e-commerce merchandise, increased approximately 7.6% compared to August 1, 2009. This compares to a decrease in inventory per square foot of approximately 9.7% in the same period of the prior year; and

•

Total debt declined by $55.4 million to $367.9 million at the end of the second quarter of 2010 primarily driven by the early repayment of approximately $300 million of term loans, partially offset by the $250 million Senior Notes offering in the first quarter of 2010.

Store Expansion:

During the second quarter of 2010, the Company opened 2 new stores and closed 1 existing store in the United States, ending the quarter with 577 stores and approximately 5.0 million gross square feet in operation. For the remainder of 2010, the Company plans to open 13 additional stores and close 1 existing location in the United States, ending the year with 589 locations and approximately 5.1 million gross square feet in operation.

2010 Guidance:

Tax Rate:

The Company estimates that its effective tax rate for the remainder of 2010 will be 41.4% compared to an effective tax rate of approximately 2.0% last year as a result of the Company’s conversion to a corporation in connection with its initial public offering.

Full Year 2010:

The Company continues to expect 2010 comparable store sales to increase mid-single digits compared to a decrease of 6% in 2009. The Company also continues to expect net income, adjusted for one-time items related to the Senior Notes offering and initial public offering (see Schedule 4 for discussion of non-GAAP measures), to be in the range of $109 million to $114 million, or $1.27 to $1.33 per diluted share on 86.1 million shares outstanding, versus net income of $75.3 million, or $1.00 per diluted share on 75.6 million weighted average shares outstanding in 2009.

Conference Call Information:

A conference call to discuss second quarter results is scheduled for today, September 1, 2010, at 8:30 a.m. Eastern Daylight Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.express.com/investor and remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. (EDT) on September 8, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 355518.

About Express, Inc.:

Express is the sixth largest specialty retail brand of women’s and men’s apparel in the United States. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 577 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company’s e-commerce website, express.com.

Forward-Looking Statements:

Certain statements are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may herein include, but are not limited to, statements regarding expected net income, comparable store sales, earnings per diluted share, effective tax rates, and store expansion and closures. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (3) fluctuations in our sales and results of operations on a seasonal basis and due to store events, promotions and a variety of other factors; (4) increased competition from other retailers; (5) the success of the malls and shopping centers in which our stores are located; (6) our dependence upon independent third parties to manufacture all of our merchandise; (7) our growth strategy, including our international expansion plan; (8) our dependence on a strong brand image; (9) our dependence upon key executive management; (10) our reliance on Limited Brands to provide us with certain key services for our business; (11) our substantial indebtedness and lease obligations; and (12) increased costs as a result of being a public company. Additional information concerning these and other factors can be found in Express, Inc.’s filings with the Securities and Exchange Commission, including its Registration Statement on Form S-1 (File No. 333-164906), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Schedule 1

Express, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	July 31, 2010	January 30, 2010	August 1, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$86,932	$234,404	$124,011
Receivables, net	6,617	4,377	10,878
Inventories	184,255	171,704	166,497
Prepaid minimum rent	21,287	20,874	20,744
Other	22,525	5,289	6,125

Total current assets	321,616	436,648	328,255

PROPERTY AND EQUIPMENT	420,739	395,951	386,857
Less: accumulated depreciation	(209,152)	(180,714)	(149,834)

Property and equipment, net	211,587	215,237	237,023

TRADENAME/DOMAIN NAME	197,414	197,414	197,394
DEFERRED TAX ASSETS	28,951	—	—
OTHER ASSETS	24,624	20,255	23,854

Total assets	$784,192	$869,554	$786,526

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$85,831	$61,093	$53,686
Deferred revenue	15,937	22,247	14,331
Accrued bonus	8,579	22,541	6,626
Accrued expenses	67,265	73,576	46,358
Accounts payable and accrued expenses – related parties	87,182	89,831	108,689

Total current liabilities	264,794	269,288	229,690

LONG-TERM DEBT	366,623	415,513	422,014
OTHER LONG-TERM LIABILITIES	49,538	43,300	35,875

Total liabilities	680,955	728,101	687,579

Total stockholders’ equity	103,237	141,453	98,947

Total liabilities and stockholders’ equity	$784,192	$869,554	$786,526

Schedule 2

Express, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
NET SALES	$407,277	$373,823	$833,739	$748,181

COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	277,260	271,024	546,516	533,298

Gross profit	130,017	102,799	287,223	214,883
OPERATING EXPENSES:
General, administrative, and store operating expenses (A)	110,936	94,716	213,846	184,240
Other operating expense, net	14,031	1,827	17,045	3,444

Total operating expenses	124,967	96,543	230,891	187,684

OPERATING INCOME	5,050	6,256	56,332	27,199

INTEREST EXPENSE (B)	23,349	13,198	44,129	26,847
OTHER INCOME, NET	(1,475)	(565)	(1,917)	(1,084)

(LOSS) INCOME BEFORE INCOME TAXES	(16,824)	(6,377)	14,120	1,436

INCOME TAX (BENEFIT) EXPENSE	(38,938)	379	(38,555)	593

NET INCOME (LOSS)	$22,114	$(6,756)	$52,675	$843

EARNINGS (LOSS) PER SHARE:
Basic	$0.25	$(0.09)	$0.64	$0.01
Diluted	$0.25	$(0.09)	$0.63	$0.01

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	88,254	74,387	82,362	74,175
Diluted	88,694	74,387	83,418	74,175

(A)	Includes $914 and $2,731 expense related to the Senior Notes offering and the initial public offering in the thirteen week period and twenty-six week period ended July 31, 2010, respectively
(B)	Includes $13,624 and $20,781 loss on extinguishment of debt in the thirteen week period and twenty-six week period ended July 31, 2010, respectively

Schedule 3

Express, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Twenty-Six Weeks Ended
	July 31, 2010	August 1, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$52,675	$843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,429	38,516
Loss on disposal of property and equipment	633	237
Non-cash interest expense	—	132
Change in fair value of interest rate swap	(1,906)	(910)
Share-based compensation	3,570	1,005
Non-cash loss on extinguishment of debt	8,781	—
Deferred taxes	(32,389)	—
Changes in operating assets and liabilities:
Receivables, net	(1,675)	(2,841)
Inventories	(12,551)	3,705
Accounts payable, deferred revenue, and accrued expenses	75	(15,698)
Accounts payable and accrued expenses – related parties	(2,649)	8,677
Other assets and liabilities	(7,204)	6,533

Net cash provided by operating activities	41,789	40,199

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(28,181)	(16,678)

Net cash used in investing activities	(28,181)	(16,678)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under Senior Notes	246,498	—
Net proceeds from equity offering	166,898	—
Repayments of short-term debt arrangements	—	(75,000)
Repayments of long-term debt arrangements	(300,625)	(625)
Costs incurred in connection with debt arrangements and Senior Notes	(11,986)	—
Costs incurred in connection with equity offering	(6,498)	—
Repayment of notes receivable	5,633	—
Distributions	(261,000)	—

Net cash used in financing activities	(161,080)	(75,625)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(147,472)	(52,104)

CASH AND CASH EQUIVALENTS, Beginning of period	234,404	176,115

CASH AND CASH EQUIVALENTS, End of period	$86,932	$124,011

Schedule 4

Supplemental Information – Consolidated Statements of Income

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share data)

(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of our operations because it excludes items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of our operations that, when viewed with our GAAP results and the below reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Schedule 4 (Continued)

Adjusted Net Income and Adjusted Earnings Per Diluted Share

(In thousands, except per share amounts)

The tables below reconcile the non-GAAP financial measures, actual and projected adjusted net income and actual and projected adjusted earnings per diluted share, with the most directly comparable GAAP financial measures, actual and projected reported net income and actual and projected reported earnings per diluted share.

	Thirteen Weeks Ended July 31, 2010
	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$22,114	$0.25	88,694
Transaction Costs (A) *	549	0.01
Advisory/LLC Fees (B) *	8,013	0.09
Interest Expense (C) *	8,188	0.09
Non-Cash Tax Benefit (D)	(31,807)	(0.36)

Adjusted Non-GAAP Measure	$7,057	$0.08

	Twenty-Six Weeks Ended July 31, 2010
	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$52,675	$0.63	83,418
Transaction Costs (A) *	2,344	0.03
Advisory/LLC Fees (B) *	8,013	0.10
Interest Expense (C) *	15,259	0.18
Non-Cash Tax Benefit (D)	(31,807)	(0.38)

Adjusted Non-GAAP Measure	$46,484	$0.56

	Fifty-Two Weeks Ended January 29, 2011
	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Reported GAAP Measure	$117,691	$1.37	86,062
Transaction Costs (A) *	2,344	0.03
Advisory/LLC Fees (B) *	8,013	0.09
Interest Expense (C) *	15,259	0.18
Non-Cash Tax Benefit (D)	(31,807)	(0.37)

Adjusted Non-GAAP Measure (E)	$111,500	$1.30

(A)	Includes transaction costs related to the Senior Notes offering and initial public offering
(B)	Includes fees paid to Golden Gate Capital and Limited Brands, Inc. for terminating advisory arrangements with them
(C)	Includes prepayment penalty and acceleration of amortization of debt financing costs and debt discount related to the early repayment of the Topco Term B Loan in the thirteen weeks ended July 31, 2010; and includes prepayment penalty and acceleration of amortization of debt financing costs and debt discount related to the early repayment of the Topco Term C Loan and the Topco Term B Loan in the twenty-six weeks ended July 31, 2010
(D)	Represents one-time non-cash tax benefit in connection with the Company’s conversion to a corporation
(E)	Amounts reflect the mid-point of the guidance range
*	Items were tax affected at 1.2% for the thirteen weeks ended May 1, 2010 and at our statutory rate of 39.9% for the thirteen weeks ended July 31, 2010